LAURUS MASTER FUND, LTD.
                       c/o M&C Corporate Services Limited
                                 P.O. Box 309 GT
                                  Ugland House
                               South Church Street
                                   George Town
                          Grand Cayman, Cayman Islands

                                                                     Exhibit 4.2


                                                                   June 30, 2006

Greenman Technologies, Inc.
7 Kimball Lane

Building A
Lynnefield, MA 01940

Attn: Chief Financial Officer

            Re: Cancellation of Certain Common Stock Purchase Warrants

      Reference is made to (i) that certain Amended and Restated Security and Purchase Agreement, dated as of June 30, 2004 and amended and restated as of the date hereof (as amended, restated, modified and/ or supplemented from time to time, the "Security Agreement"), by and among GreenMan Technologies, Inc., a Delaware corporation (the "Parent"), certain subsidiaries of the Parent set forth on Exhibit A hereto (the Parent, together with such subsidiaries, collectively, the "Companies" and each, a "Company") and Laurus Master Fund, Ltd. (the "Purchaser"), (ii) the Common Stock Purchase Warrant, issued as of the date hereof and and exercisable into up to 3,586,429 shares of Common Stock (as amended, modified or supplemented from time to time, the "2006 Warrant") and
(iii) the other Ancillary Agreements referred to and as defined in the Security Agreement. Capitalized terms used herein but not otherwise defined herein shall have such meaning as ascribed such terms in the Security Agreement.

      The Purchaser hereby acknowledges and agrees that on the date of consummation of the transactions described in the Security Agreement and the issuance by the Parent to the Purchaser of the 2006 Warrant (the "Warrant Termination Date"), each of (i) the Common Stock Purchase Warrant, issued by the Parent to the Purchaser on June 30, 2004 and exercisable into up to 990,000 shares of Common Stock (the "990,000 Warrant") and (ii) the Common Stock Purchase Warrant, issued by the Parent to the Purchaser on June 30, 2004 and exercisable into up to 390,000 shares of Common Stock (the "390,000 Warrant"), shall be deemed automatically terminated and cancelled and shall be of no further force or effect. Following the Warrant Termination Date, the Purchase shall return to the Parent the original executed 990,000 Warrant and 390,000 Warrant, each as marked terminated.

      If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

                                     Signed,

                                     Laurus Master Fund, Ltd.

                                     By:____________________
                                     Name:
                                     Title:

Agreed and Accepted this ___ day of June 2006.

GreenMan Technologies, Inc.

By:_____________________
Name:
Title:

                                    EXHIBIT A

                    GreenMan Technologies of Minnesota, Inc.
                       GreenMan Technologies of Iowa, Inc.